Exhibit 10.1

Execution Version

Crude Oil Connection and Dedication Agreement

THIS Crude Oil Connection and Dedication Agreement (this “Agreement”) is entered into this 27th day of April, 2017 (the “Effective Date”), between Caprock Permian Crude LLC, a Texas limited liability company (“Carrier”), and Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Producer”).  Carrier and Producer are each a “Party” and collectively are the “Parties.”

RECITALS

WHEREAS, Producer owns an interest in certain oil and gas leases, wells, and/or lands within the area described in Exhibit “A” attached hereto and by reference made a part hereof (the “Dedication Area”), and may acquire additional interests in oil and gas leases, wells, and/or lands within the Dedication Area during the Term of this Agreement; and

WHEREAS, Producer desires to have Carrier receive, gather and redeliver the Committed Crude Oil (as defined herein) and Carrier desires to receive the Committed Crude Oil at the Receipt Points and redeliver such Committed Crude Oil at the Delivery Points (as such terms are defined herein), utilizing the facilities constructed, owned and operated by Carrier, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1Affiliate means with respect to any Person, any other Person controlling, controlled by or under common control with that first Person.  As used in this definition, the term “control” shall mean (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than 50% of the power to vote in the election of directors, managers or Persons performing similar functions, and (b) ownership of more than 50% of the equity or equivalent interest in any Person; provided however, in no event shall any Caprock Excluded Entity be deemed to constitute an “Affiliate” of Carrier.

1.2Agreement has the meaning given such term in the preamble of this Agreement.

1.3Barrel means 42 U.S. gallons.

1.4Caprock Excluded Entity means Energy Spectrum Partners VII LP or any direct or indirect Affiliate or affiliated investment funds or portfolio companies of Energy Spectrum Partners VII LP or any affiliated investment funds or Persons advised or managed by Energy Spectrum Partners VII LP or any direct or indirect Affiliate (other than Caprock Midstream Holdings LLC or any direct or indirect subsidiary thereof).

1.5Carrier has the meaning given such term in the preamble of this Agreement.

1.6Carrier Tariff has the meaning given such term in Section 2.2(c).

1.7Carrier’s Central Oil Storage Facility means Carrier’s central oil gathering and storage facility located in Reeves County, Texas proposed to be constructed and placed in service commencing on or about May 2017 and completed on or about July 2017.

1.8Carrier’s Facilities has the meaning given such term in Section 3.1(a).

1.9Central Production Facilities means the common point to which Producer will gather, in its Full Well Stream state, production from one or more Wells for the purpose of (i) separating the oil, gas and produced water and (ii) facilitating deliveries to Carrier of Committed Crude Oil hereunder.

1.10Condensate, Drip Liquids, Skim Oil and Natural Gas Liquids are those hydrocarbon liquids that occur as the result of natural gas compression and pipeline pigging and temperature changes (drip) and oil skimming.

1.11Confidential Information has the meaning given such term in Section 16.10 of this Agreement.

1.12Crude Oil means a mixture of hydrocarbons as it occurs naturally and that exists in a liquid phase at the surface and remains in such liquid phase at normal atmospheric pressure and temperature after passing through surface separating facilities.  For the avoidance of doubt, condensate, drip liquids, and natural gas liquids such as y-grade are not Crude Oil for the purposes of this Agreement.

1.13Curtailment has the meaning set forth in Section 2.3.

1.14Day or Daily means a period of twenty-four (24) consecutive hours, beginning and ending at 9:00 a.m. Central Time; provided, that on the Day on which Daylight Savings Time becomes effective, the period will be twenty-three (23) consecutive hours; and on the Day on which Standard Time becomes effective, the period will be twenty-five (25) consecutive hours.

1.15Dedication Area has the meaning given such term in the Recitals of this Agreement.

1.16Deductions has the meaning given such term in Section 7.6 of this Agreement.

1.17Delivery Point has the meaning given such term in Section 3.1(d)

1.18Designated Producer means a third party or parties that Producer may contract with from time to time to purchase its Crude Oil and assume the contractual rights of this Crude Oil Connection and Dedication Agreement to transport Crude Oil on Carrier’s Facilities, as Producer’s agent as provided in Section 2.6 of this Agreement

1.19Fees has the meaning given such term in Section 7.1 of this Agreement.

1.20Full Well Stream means the combined production from a Well, generally including natural gas, Crude Oil, condensate, and produced water.

1.21Insulating Flange has the meaning given such term in Section 4.1(c) of this Agreement.

1.22Joint Tariff has the meaning given such term in Section 7.1 of this Agreement.

1.23LACT has the meaning given such term in Section 3.1(a).

1.24Lease(s) means any oil and/or gas lease, mineral interest (including fee mineral interests), working interest, net profit interest, royalty or overriding royalty interest, fee right, mineral servitude, license, concession or other rights covering oil, gas and related hydrocarbons or an undivided interest therein or portion thereof, now owned or hereafter acquired therein by Producer or any of its Affiliates in and under the Dedication Area, along with rights to drill for, produce and dispose of oil, gas and liquid hydrocarbons or other substances, in and under the Dedication Area.  “Lease” does not include any non-operated mineral or working interests in wells or leases of Producer.

1.25Line Fill means the amount of Crude Oil required to fill Carrier’s Facilities, such that Carrier’s Facilities attain an adequate operating pressure for continuous operation for the receipt and delivery of the Committed Crude Oil.

1.26Month means the period beginning at 9:00 a.m. Central Time on the first Day of each calendar Month and ending at 9:00 a.m. Central Time on the first Day of the next succeeding calendar Month.

1.27Primary Term has the meaning given such term in Section 11.1 of this Agreement.

1.28Producer has the meaning given such term in the preamble of this Agreement.

1.29Producer’s Facilities has the meaning given such term in Section 3.1(b).

1.30Psia means pounds per square inch absolute.

1.31Psig means pounds per square inch gauge.

1.32Receipt Point(s) has the meaning given such term in Section 3.1(c).

1.33Requested Confidential Information has the meaning given such term in Section 4.1(d) of this Agreement.

1.34Tariff has the meaning given such term in Section 6.1 of this Agreement.

1.35Term has the meaning given such term in Section 11.1 of this Agreement.

1.36TRRC has the meaning given such term in Section 6.1 of this Agreement.

1.37Well(s) means any oil, gas or other hydrocarbon well that is now completed or may be hereafter completed on the Leases or lands pooled therewith.

1.38Year or year means a period of three hundred sixty-five (365) consecutive Days; provided, that any year that contains a date of February 29 will consist of three hundred sixty-six (366) consecutive Days.

ARTICLE II
DEDICATION AND RELEASE

2.1Producer’s Dedication and Delivery Commitment.

(a)Subject to the terms and conditions of this Agreement, and only for the duration of the Term hereof, Producer hereby:

(i)grants, conveys, assigns, commits and dedicates to Carrier the exclusive right, during the Term, to gather and transport from the Receipt Points to the Delivery Point(s), with the exception of the Excluded Crude Oil, (A) all of Producer’s (and its Affiliates’) share of Crude Oil (i) in place, and yet to be produced, in and under the Dedication Area from or attributable to the Leases and Wells, and (ii) produced from the Leases and Wells, excluding any Crude Oil produced from a Well operated by a third party for which Producer (or its Affiliate) has not elected to take “in-kind” (subject to such exclusions, “Producer’s Crude Oil”), and (B) all Crude Oil produced from any Well operated by Producer (or its Affiliate) that is owned by third party working interest owners, royalty owners and overriding royalty owners that is not taken “in-kind” by such third party owners, and for which Producer has the right and/or obligation to market such Crude Oil, but only for so long as such third party owners do not elect to take such Crude Oil “in-kind” and Producer has the right and/or obligation to market such Crude Oil (subject to such limitations and exclusions, “Other Owner’s Crude Oil”) (Producer’s Crude Oil and Other Owner’s Crude Oil are collectively, “Committed Crude Oil”); and

(ii)grants, conveys and assigns to Carrier a restrictive covenant in, to and burdening the Leases and Wells, that neither Producer nor any of its Affiliates shall produce, gather and deliver any Committed Crude Oil or Excluded Crude Oil except in accordance with the terms of this Agreement or as otherwise provided hereunder.

(b)As used herein, “Excluded Crude Oil” means (i) Crude Oil in, under and/or produced from any Leases or Wells acquired after the date of this Agreement that are subject to prior dedication (but only for the minimum duration of that dedication) (ii) any Crude Oil from Producer’s existing vertical wells in the Dedication Area, and (iii) any Crude Oil produced that is subject to Temporary Release or Permanent Release.

(c)Producer shall cause those of its Affiliates that own an interest in the Leases and/or Wells and are not parties to this Agreement to execute a joinder to this Agreement under which they agree to be bound to its terms including the obligation to execute a memorandum of this Agreement to be filed in the real property records of the applicable county or counties.  Producer shall not assign, delegate or otherwise transfer operatorship of any Well to a third party who is not an Affiliate for the purpose of avoiding terms of this Agreement.  Except as otherwise allowed under this Agreement, Producer will deliver each Day to Carrier at the Receipt Point(s) all Committed Crude Oil produced from the Leases and Wells.

(d)The Parties agree that they intend for this Agreement and the dedications, commitments, conveyances and restrictive covenants of Producer described in this Section 2.1 (i) to constitute real property interests of Carrier and covenants attaching, touching, and concerning, and running with the land and the Leases, and (ii) in the event of a bankruptcy of Producer, not to be deemed to be an executory contract or subject to rejection by Producer, it being acknowledged and agreed that such dedications, commitments, conveyances and restrictive covenants of Producer constitute an absolute and present assignment and transfer which vests real property interests in Carrier and creates privity of estate between Producer and its Affiliates with respect to their respective interests in the Leases, Wells and other real property interests, and Carrier with respect to such vested real property interests.

(e)Any interest hereafter acquired by Producer (or its Affiliate) in any Lease or Well shall automatically be dedicated, committed and conveyed to Carrier immediately upon acquisition by Producer or its Affiliates; provided, however, that if such acquired interests are subject to a prior dedication, such interests shall only become dedicated under this Agreement upon expiration of the prior dedication. Notwithstanding anything in this Section 2.1(e) to the contrary, in the event that Producer (or its Affiliate) sells or assigns all or any portion of its interests in the Leases or Wells to a third party, then such Leases or Wells shall remain subject to the terms of this Agreement and burdened by the dedication hereunder; provided, however, any interest of such successor or assign in the Dedication Area that was previously owned or is  acquired after the date of such acquisition shall not be subject to this Agreement absent the written election of such successor or assign.

(f)Subject to Section 2.1(g) below, any transfer of any of the Leases or Wells shall be subject to Carrier’s rights under this Agreement.  As to any Leases or Wells that are hereafter acquired that are not then subject to a prior dedication, such Leases or Wells shall automatically be dedicated, committed and conveyed to Carrier immediately upon acquisition by Producer or its Affiliates.  Notwithstanding anything in this Section 2.1(f) to the contrary, in the event that Producer or its Affiliates sells or assigns all or any portion of its interests in the Leases or Wells to a third party, then such Leases or Wells shall remain subject to the terms of this Agreement and burdened by the dedication hereunder; provided, however, absent the written election of such successors or assigns, the Leases or Wells hereunder shall not include and be Permanently Released as to any Leases, Wells or Gas owned or acquired by such successors or assigns on or after the date of such acquisition, sale and assignment that are not already included in the Leases or Wells covered hereby.

(g)If Producer or its Affiliates enter into any acreage trade or similar agreement during the Term of this Agreement whereby Producer and its Affiliates’ interests in the Dedication Area are conveyed to a third party, but Producer and its Affiliates receive substantially equivalent interests in the Dedication Area from such third party that (i) are not subject to a prior dedication, (ii) will allow Carrier to realize substantially the same economic results as contemplated by this Agreement, the interests so conveyed to the third party shall be Permanently Released from this Agreement.

2.2Carrier’s Dedication and Commitment; Redelivery Obligation.

(a)Subject to the terms and conditions of this Agreement and the right of Carrier to provide gathering services to third parties in accordance with the terms of this Agreement, and only for the duration of the Term hereof, Carrier hereby grants, conveys, assigns, commits and dedicates to Producer the non-exclusive right to receive and gather on Carrier’s Facilities and redeliver to Producer or Producer’s designee all of the Committed Crude Oil from the Leases and Wells.   Except as otherwise allowed under this Agreement, Carrier will receive each Day at the Receipt Point(s) all Committed Crude Oil delivered by Producer and re-deliver equivalent quantities and qualities (or compensate Producer for any difference in delivered quality according to Carrier’s Tariff or the Joint Tariff) at the Delivery Point(s), less the Deduction. Any transfer of Carrier’s Facilities, or any portion thereof shall be subject to Producer’s rights under this Agreement.

(b)The Parties agree that they intend for this Agreement and the dedications, commitments, conveyances and restrictive covenants of Carrier described in this Section 2.2 (i) to constitute real property interests of Producer and covenants attaching, touching, and concerning, and running with the land and Carrier’s Facilities, and benefits running with all of Leases now owned or hereafter acquired within the Dedication Area, and (ii) in the event of a bankruptcy of Carrier, not to be deemed to be an executory contract or subject to rejection by Carrier.

(c)Carrier is obligated to accept and gather all of the Committed Crude Oil delivered by Producer at the Receipt Points and to re-deliver equivalent quantities and qualities at the Delivery Point(s), less the Deduction.  Carrier agrees that: (i) Producer will have status as an “Anchor Firm Shipper” and all of the Committed Crude Oil produced and delivered by Producer to Carrier will have “Anchor Firm Capacity Rights” during the Term under Carrier’s tariff filed with the Texas Railroad Commission (materially in the form attached to this Agreement as Exhibit G, the “Carrier Tariff”) which status is the highest priority of service on Carrier’s Facilities; (ii) Carrier will only offer or agree to provide gathering service on Carrier’s Facilities to third parties at a service priority level less that Producer’s service level unless such third parties qualify as Anchor Firm Shippers under the Carrier Tariff; (iii) Carrier will never interrupt or curtail gathering and redelivery services on Carrier’s Facilities under this Agreement to Producer unless and until all gathering and redelivery services to other parties with lower priority under the terms of the Carrier Tariff have been totally interrupted; and (iv) unless required by applicable law, rules or regulation, including applicable Texas Railroad Commission rules and regulations, Carrier will not amend the Carrier Tariff in any manner that could adversely affect Producer or Producer’s priority without Producer’s prior written consent which may be withheld in Producer’s sole discretion.  Producer acknowledges that transportation services for Producer’s Crude Oil on the Plains Facilities may be interrupted or curtailed in accordance with the Plains tariff then in effect with the Texas Railroad Commission.

(d)With respect to Crude Oil production from Producer’s existing vertical wells as of the Effective Date, should Producer choose to deliver Crude Oil from its undedicated vertical wells to Carrier’s Central Oil Storage Facility by truck, Carrier is obligated to accept such vertical well Crude Oil for delivery by trucks at Carrier’s Central Oil Storage Facility to blend such vertical well Crude Oil with other Crude Oil and to re-deliver equivalent quantities of such vertical well Crude Oil at the Delivery Point(s), less the Deduction as set forth in Section 7.3.  If Producer chooses to deliver such Crude Oil, Carrier agrees that the receipt, blending and delivery of Producer’s vertical well Crude Oil will have Anchor Firm Capacity Rights within Carrier’s Central Oil Storage Facility during the Term of this Agreement.

2.3Curtailment; Release.

(a)At any time when Carrier interrupts, curtails or otherwise fails or is unable to accept deliveries of all or part of the Committed Crude Oil on Carrier’s System (in each case, a “Curtailment”), up to the Peak Maximum Daily Quantity (“Peak MDQ”) as set forth in Exhibit “B” at a Receipt Point for any reason other than Force Majeure (including the failure to complete any facilities that Carrier is required to provide in accordance with this Agreement), Carrier shall, at its sole cost and expense, as soon as is practicable, use commercially reasonable efforts on Carrier’s System to cure the event or condition causing the Curtailment.

(b)At any time Carrier is unable to receive all or part of the Committed Crude Oil up to the Initial MDQ or Peak MDQ, as appropriate, at a Receipt Point or at Carrier’s Central Oil Storage Facility for any reason other than Force Majeure (including the failure to complete any facilities that Carrier is required to provide in accordance with this Agreement), the portion of the Committed Crude Oil which is being curtailed upstream of the affected Receipt Point will be, and is hereby, temporarily released from this Agreement (a “Temporary Release”), and Producer shall be free to transport such Committed Crude Oil under other arrangements including trucking arranged and paid for by Producer (collectively, “Alternative Curtailment Arrangements”).  At Producer’s option, any portion of the Committed Crude Oil which is being curtailed upstream of the affected Receipt Point may be delivered to Carrier’s Central Oil Storage Facility for delivery to the PPLP Z285 Station.  For the duration of such Curtailment, Carrier shall not charge a Gathering Fee and shall reimburse Producer for all reasonable, out-of-pocket costs and expenses incurred by Producer in excess of the Joint Tariff Fee then in effect with respect to such Alternative Curtailment Arrangement.

(c)In the event of a Curtailment involving the PPLP Z285 Station, then Carrier shall take all necessary and reasonable steps to accommodate truck loading arranged by Producer with the highest level of service priority of the maximum volume possible of Producer’s Committed Crude Oil volumes at Carrier’s Central Oil Storage Facility and Carrier shall bear no costs or expense due to a Curtailment involving the PPLP Z285 Station.  For the duration of such Curtailment, Carrier shall not charge a Joint Tariff Fee on such curtailed volumes but shall be entitled to charge only a Gathering Fee and a Truck Loading Fee with respect to all such volumes.

(d)Upon the end of the Force Majeure event or Carrier’s cure of the events causing the Curtailment, Producer will promptly commence the delivery of the temporarily released Committed Crude Oil, in any event no later than the end of the Month that is thirty (30) Days after receipt by Producer of Carrier’s written notification that the Curtailment has been cured and that Carrier is able to commence the gathering of such Committed Crude Oil.  If Carrier experiences Curtailment at any Receipt Point for any reason other than Force Majeure or the fault of Producer, for a period exceeding (i) sixty (60) consecutive Days, or (ii) one hundred and twenty (120) Days in any thirty-six (36) Month period, then at Producer’s option, in its sole discretion and upon written notice to Carrier, all Committed Crude Oil shall be, and is hereby, permanently released from this Agreement (a “Permanent Release or Permanently Released”). Carrier agrees to execute and deliver to Producer an instrument evidencing such Permanent Release, which Producer may record in the county records of the county or counties where the affected Leases and Wells are located.  Except to the extent of Force Majeure, the provisions of this Section 2.3(a) shall apply notwithstanding any other provision of this Agreement to the contrary.

(e)Beginning on the third (3rd) anniversary of the Effective Date, Producer and Carrier agree to revise the Peak MDQ for each Receipt Point each year to reflect an updated peak production projection as determined and agreed upon by the Parties from actual Crude Oil volumes delivered at each Receipt Point and any additional planned development in the area.

2.4Reservations of Producer. Producer reserves the following rights under this Agreement:

(a)to pool or unitize the Leases with other leases in the same field, provided that all Crude Oil produced from any pooled unit so formed shall be deemed Committed Crude Oil subject to this Agreement;

(b)to own, retain, and have the sole right to the proceeds from any sale of all gaseous hydrocarbons separated from the Crude Oil prior to the delivery to Carrier by the use of conventional mechanical gas or oil field separators and ambient air coolers; and

(c)subject to Carrier’s rights under this Agreement, to operate and develop the Leases and Wells free of any control by Carrier and in such a manner as Producer, in its sole discretion, may deem advisable, including without limitation, the right (i) to enter into farmouts of any Lease, to sell, assign, convey or otherwise transfer, any Lease or Well subject to this Agreement, (ii) to repair, rework, or recomplete any Well, and to temporarily abandon, permanently abandon or shut-in any Well, or surrender any Lease, (iii) to determine the maximum efficient rate of flow for any Well (including the right to curtail production due to low market demand for Crude Oil), and (iv) to determine whether or not to drill additional Wells or to deepen, repair, rework or recomplete any Well.

2.5Reservations of Carrier. Carrier reserves the following rights under this Agreement:

(a)to commingle the Committed Crude Oil with other Crude Oil in Carrier’s Facilities, provided, however, that (i) Carrier shall deliver equivalent qualities and quantities (or compensate Producer for any difference in delivered quality according to Carrier’s Tariff or the Joint Tariff) of Crude Oil, less the Deduction, to the Delivery Point(s), and (ii) Carrier’s actions with respect to commingling do not in any way decrease the value of Producer’s Crude Oil; and

(b)to cease taking deliveries of Crude Oil in the event Carrier determines, in its reasonable opinion and based upon industry standards, that due to operations of Producer, its agents, representatives, or contractors, a dangerous or unsafe condition exists.  Carrier shall provide notice to Producer of any such cessation, which may continue until such condition is remedied to Carrier’s reasonable satisfaction.

2.6Designated Producer.  Producer shall have the right to contract with a third party to purchase its Crude Oil at any Receipt Point or all Receipt Points. In the event Producer, in its sole discretion, elects to sell all of the Committed Crude Oil, or all of the Committed Crude Oil delivered to certain Receipt Points, to a third party upstream of the Receipt Points (or such Receipt Points, if applicable), then Producer shall provide Carrier written notice that such third party will be the Designated Producer under this Agreement and shall describe the term of such arrangement. Upon such written notification providing the name, address, telephone number and email address for the appropriate contact of such Designated Producer, Carrier shall provide such Designated Producer, subject to acceptable credit in Carrier’s reasonable judgment, all rights to ship the Committed Crude Oil under this Agreement.  If Carrier approves the Designated Producer, Carrier agrees to look solely to the Designated Producer for the payment of the Joint Tariff Fee set forth in Section 7.1 (and as escalated in accordance with Section 7.2), the Deduction defined in Section 7.6 and the provision of line fill as set forth in Section 8.1.  All other fees shall remain for the account of Producer.  Notwithstanding anything to the contrary herein, any shipping history attributable to volumes of Committed Crude Oil shipped by the Designated Producer under the Joint Tariff will inure to the benefit of the Designated Producer and not to the Producer.  Carrier shall grant Producer a Temporary Release as to any Committed Crude Oil sold to a Designated Producer, provided that such Designated Producer confirms in writing that it will deliver all purchased Committed Crude Oil to the Receipt Points during the term of such sale and purchase of such Committed Crude Oil.  Following the expiration of any such third party arrangement, Producer shall again resume its responsibility for the performance the obligations of “Producer” under this Agreement.

2.7Condensate, Drip Liquids, Skim Oil and Natural Gas Liquids.  Following the execution of this Agreement, Carrier and Producer shall negotiate in good faith and use their commercially reasonable efforts to agree on an amendment of this Agreement to accommodate the blending of Condensate, Drip Liquids, Skim Oil and Natural Gas Liquids.  The objectives of the parties in this regard are (i) for Carrier to study and engineer the facilities modifications that would be required and for the parties to jointly agree on any amendments to the terms of this Agreement (including any modification to fee structure that would enable Carrier to achieve a reasonable rate of return on its additional investment) that would be necessary to accommodate such blending such that the project would be complete by December 31, 2017 and (ii) initially continue existing arrangements with respect to collection and sales of Condensate, Drip Liquids, Skim Oil and Natural Gas Liquids, subsequently accomplish the blending of such products at Carrier’s Central Oil Storage Facility and finally accomplish the blending of such products at the Receipt Points or at new receipt points using Carrier’s pipeline infrastructure.

ARTICLE III
CARRIER’S AND PRODUCER’S FACILITIES

3.1Initial Facilities.  Immediately following the execution of this Agreement, the Parties will undertake the steps necessary to design, construct, install and place into service their respective facilities necessary to perform under this Agreement, as follows:

(a)Carrier Facilities.

(i) Carrier shall design, construct, install, place into service, and maintain, at its sole cost and expense, all crude oil gathering pipelines, crude oil transmission pipelines, ancillary facilities and equipment including all Lease Automatic Custody Transfer (“LACT”) units (which shall consist of two separate LACTs at all new locations to accommodate both truck loading and pipeline injection of Crude Oil). Carrier shall own the truck loading LACTs at new locations through the term and at the conclusion of this agreement, however Producer or its Designated Producer shall be responsible for maintaining and proving the truck LACTs and Carrier provides Producer or its Designated Producer permission to operate the truck LACTs during events of Curtailment subject to Article 2.3 of this Agreement.

(ii)Carrier’s Central Oil Storage Facility shall initially include a Crude Oil storage tank with a nominal capacity of 20,000 Barrels.  Carrier shall endeavor to have the Central Oil Storage Facility in service by August 1, 2017; however, in no instance shall the in-service date be later than September 15, 2017.  Beginning on January 1, 2018 and an annual basis thereafter, Producer shall provide to Carrier a good faith projection of the anticipated production of Crude Oil for the upcoming 12 month period.  In the event that the anticipated average daily production of Crude Oil for the period is more than 0.5 times the aggregate volume capacity of the storage tanks then installed at Carrier’s Central Oil Storage Facility, then Carrier shall reasonably promptly begin construction of incremental tank(s) and shall use commercially reasonable efforts to place such additional tankage into service within 180 days of the notice from Producer such that Carrier will provide storage for approximately 2 times the average daily volume of Crude Oil at any time, up to a maximum of 40,000 barrels of capacity.  The costs of construction and placement into service of all Crude Oil storage tanks and other facilities at Carrier’s Central Oil Storage Facility (up to 40,000 barrels of capacity) shall be borne by Carrier and there shall be no adjustment to the fees payable under this Agreement for such additional tankage.  The aggregate volume capacity of the tankage referred to above included in Carrier’s Central Oil Storage Facility shall refer to the tankage that is available for Producer’s Crude Oil production and as to which Producer shall have the highest service priority level.

(iii)  Producer shall have the right thereafter to require Carrier to install additional tankage at Carrier’s Central Oil Facility based upon reasonably anticipated future production as well as system reliability and curtailment history.  Any such incremental tankage beyond 40,000 barrels shall be at the cost of Producer.  In the event that Producer requires additional tankage, then the parties shall negotiate in good faith for an amendment to this Agreement to reimburse for the incremental operating expense associated with the additional tankage.

(iv) Carrier Facilities shall include measurement facilities, and Supervisory Control and Data Acquisition (“SCADA”) systems necessary to receive up to 110% of the Initial MDQ (“IMDQ”) from each Receipt Point up to a total daily volume not to exceed 110% of the IMDQ for the Production Area containing all Receipt Points as set forth in Exhibit “B” with provisions for expansion to receive 100% of the Peak MDQ of Committed Crude Oil at all Receipt Points as set forth on Exhibit “B”  and deliver such volumes of Committed Crude Oil less the Deduction to Plains All American Pipeline (“PPLP”) at PPLP’s Z285 Station in Reeves County, Texas (the “PPLP Z285 Station”).  Carrier shall also design, construct, install, place into service, and maintain, at its sole cost and expense, truck loading and unloading facilities, tanks and mixing equipment at Carrier’s Central Oil Storage Facility.  These facilities will have the ability to load Crude Oil onto trucks in the event of a downstream Curtailment, receive and measure Crude Oil in the event of an upstream Curtailment and subject to the terms of Section 2.2(d), receive and measure, Producer’s Vertical Well Crude Oil as delivered by Producer’s trucks for blending with other Crude Oil such that the blended composition of such products and other Crude Oil complies with the quality specifications of the downstream pipelines.  Carrier’s Automated Custody Transfer (“ACT”) unit at its Central Oil Storage Facility truck receipt station shall be the point of measurement for Carrier’s receipt of Producer’s Vertical Well Crude Oil.  Carrier’s Facilities shall comply with Plains Measurement Specifications for connection to PAAPLP DOC NO: PAALP-OPS-MEASUREMENT, Rev 1, 5/1/15 and “Specification as to Quality Received” in Plains Pipeline, L.P.  Tariff O.C.C. No. 3.11.0 “Containing Rules and Regulations Governing the Intrastate Transportation of Crude Petroleum” October 1, 2015” as well as the Plains Pipeline LACT/ACT Policy dated February 2009.

(b)Producer Facilities. Producer shall design, construct, install, place into service, and maintain, at its sole cost and expense, all flow-lines, tank(s), and other ancillary equipment  located upstream of Carrier’s LACT unit at each Receipt Point that are necessary to transport the Committed Crude Oil from the Wells and deliver the same into Carrier’s Facilities.  Producer shall design, construct, install, place into service, and maintain, at its sole cost and expense, all flow-lines, tank(s), and other ancillary equipment required to receive quantities of Non-Conforming Crude Oil as redelivered back to Producer from Carrier’s LACT unit at each Receipt Point.  Producer shall provide level instrumentation on all tanks supplying Crude Oil to each of Carrier’s Receipt Point LACT units and provide Carrier access to electronic signals from such level instrumentation required for Carrier to efficiently operate Carrier’s Facilities.  Design and operation of Producer’s Receipt Point storage tank that supplies Crude Oil directly to Carrier’s LACT unit shall be in accordance with Measurement Specifications for Connection to PAALP (Doc. No. PAALP-OPS-MEASUREMENT, Rev. No. 1, 5/1/15) with a minimum four inch (4”) sized pipe with a block valve extending from the tank through the tank battery containment wall for Carrier to connect its LACT unit. For Receipt Point(s) delivering four thousand (4,000) Barrels per Day or less, as averaged over a Month, Producer shall provide, at a minimum, two (2) 400 Barrel oil storage tanks (800 Barrels total) and one reject oil tank, sized by Producer as adequate for the service, at each Receipt Point lease battery where Carrier’s LACT unit is to be located. For Receipt Point(s) delivering greater than four thousand (4,000) Barrels per Day, as averaged over a Month, Producer shall provide, at a minimum, two (2) 500 Barrel oil storage tanks (1000 Barrels total) and one reject oil tank, sized by Producer as adequate for the service, at each Receipt Point lease battery where Carrier’s LACT unit is to be located.  Producer may provide additional tanks at its own discretion, but shall not be required to provide more capacity than this at any location, and shall not be required to provide one day’s storage capacity at each of its batteries.  Recognizing that delivery rates from adjacent Receipt Points lease batteries may vary widely, Producer may install storage tanks that can be piped, with appropriate isolation block and bleed valves, to service more than one Receipt Point lease battery to comply with minimum storage requirements described above. At any Receipt Point lease battery where Producer, as of the Effective Date, owns and operates a truck loading LACT unit (Producer’s LACT) as referenced in Exhibit G, at Carrier’s option, Producer shall leave Producer’s LACT in place such that Producer or Producer’s Designated Producer may continue truck transport of Crude Oil from the Receipt Point lease battery as needed during temporary outages of Carrier’s Facilities.  Producer shall continue to maintain and prove the Producer’s LACTs throughout the term of this agreement and shall retain ownership of the Producer’s LACTs upon the termination of this agreement.  Producer, at Producer’s cost (subject to reimbursement as described below), shall provide a connection point at each of Producer’s Central Production Facilities for Carrier to obtain 480V three phase electrical power from Producer’s existing Central Production Facility’s electrical infrastructure for operation of Carrier’s Receipt Point LACT units. Carrier shall install and be responsible for all costs of electrical facilities required downstream of the connection point provided by Producer. Carrier shall reimburse Producer for its costs to install any power drop/transformers and panels and to upgrade the Central Production Facility’s electrical infrastructure if required to supply Carrier’s electrical power needs.  All electrical power consumed by Carrier to operate its LACT units at the Receipt Points shall be provided by Producer at a no cost to Carrier.  Producer shall not be responsible for providing electrical infrastructure or power supply to Carrier’s Central Oil Storage Facility.  Collectively, the facilities of Producer described in this subsection (c) shall be referred to as “Producer’s Facilities”.

(c)Receipt Points.  The “Receipt Point(s)” shall be the outlet flange of Producer’s Crude Oil delivery pipe located at the outside of the tank battery containment wall at the Receipt Points located as set forth on Exhibit “B”, unless otherwise mutually agreed by the Parties.

(d)Delivery Point(s).  During the initial 5 year period of Carrier’s connection agreement with Plains Pipeline, L.P., the term of which is ten years following the Effective Date, the “Delivery Point(s)” shall be located at the Plains Pipeline, L.P.’s Midland tank farm as further set forth on Exhibit “C” attached hereto and made a part hereof.  Following the expiration of the initial 5 year period following the Effective Date, Carrier’s agreement with Plains Pipeline, the Delivery Point(s) shall be the same Delivery Point or at such other point of delivery as mutually agreed to by the Parties.  In the event the Parties agree to an additional or different delivery point, the Parties shall amend the Fee due for the Crude Oil delivered at such new delivery point as the result of any required change to the Joint Tariff.

3.2Subsequent Facilities.  Notwithstanding anything herein to the contrary, Producer may request additional Receipt Points be designated at a Central Production Facility (each an “Additional Receipt Point”).  Producer shall provide Carrier written notice for the connection of any Additional Receipt Point(s) to Carrier’s Facilities (“Connection Notice”).  The Connection Notice shall include the required in-service date, the anticipated initial production rate, and the anticipated maximum production rate over the immediate following twelve (12) months. Upon receiving a Connection Notice, Carrier shall expand its facilities as necessary to receive Committed Crude Oil at the Additional Receipt Point(s) and deliver it to the Delivery Point(s) (“Subsequent Facilities”); provided, however, that Producer agrees to reimburse Carrier for 50% of its actual third party costs at the completion of construction within 30 days of invoice (with reasonable supporting documentation).

(i)Measurement.  Carrier shall install industry standard LACT units with electronic flow measurement (“EFM”) at all Additional Receipt Points, in accordance with ARTICLE IV of this Agreement.

(ii)SCADA.  Carrier shall install SCADA systems at all Additional Receipt Points.

Subject to Force Majeure, should Carrier fail to complete the installation of the Subsequent Facilities by the later of (i) ninety (90) Days following the receipt of the Connection Notice or (ii) the required in-service date as stated in the Connection Notice, Carrier’s inability to accept receipt of Producer’s Crude Oil at such Subsequent Facility shall be deemed a Curtailment and handled in accordance with Section 2.3 of this Agreement.

3.3Quarterly Meetings.  The Parties shall meet in person no less than four (4) times each year for the purpose of joint development planning.  At such meetings, Producer shall present items to include, but not necessarily limited to, drilling plans and Crude Oil volume forecasts relating to the Dedication Area.  Carrier shall present items to include, but not necessarily limited to, planned system maintenance and system growth plans relating to the Dedication Area.

3.4Standards of Performance.  Carrier, at its sole cost and expense, shall secure and maintain all permits, approvals, bonds, easements, and grants necessary for it to construct, place into service, own and operate Carrier’s Facilities, including any Subsequent Facilities, and to provide the services contemplated hereunder. Carrier shall comply with all laws and governmental rules, orders and regulations and shall file all reports and obtain all permits, licenses and other authorizations required for the construction, ownership and operation of Carrier’s Facilities in accordance with all applicable laws, rules, regulations, orders and other requirements applicable thereto, at Carrier’s sole cost and expense.  Carrier shall perform all services under this Agreement in a good and workmanlike manner in accordance with good oil and gas field practices and all laws, rules, regulations, permits and orders applicable thereto, and shall construct, place into service, own, operate, maintain and repair Carrier’s Facilities in accordance with good industry standards.

ARTICLE IV
FACILITY DESIGN STANDARDS AND OPERATIONS

4.1Facility Standards. Carrier’s Facilities shall be designed, constructed and installed in accordance with both current and generally accepted industry practices applied to Crude Oil pipelines.  The design, construction, installation and maintenance of all facilities shall provide for and be in compliance with the following:

(a)Carrier shall design, operate and maintain its LACT and ACT units in accordance with Plains Pipeline, LP’s Measurement Specifications for Connection to PAALP (DOC NO PAALP-OPS-Measurement, Rev. 1, dated 5/15/2015 (“Measurement Specifications”).  Producer shall furnish Carrier a generic drawing of its battery and related facilities design for each Central Production Facility Receipt Point.

(b)Carrier’s Facilities at each Receipt Point shall be capable of accepting volumes at each Receipt Point equivalent to 110% of the Initial Maximum Daily Quantity with provisions for expansion to the Peak Maximum Daily Quantity as listed in Exhibit “B”. Producer’s Facilities at each Central Production Facility shall be capable of delivering volumes of Crude Oil to each Delivery Point equivalent to 110% of the Initial Maximum Daily Quantity with provisions for expansion to the Peak Maximum Daily Quantity, as listed in Exhibit “B”, at sufficient suction pressure for efficient operation of Carrier’s LACT unit pump.  Carrier shall locate LACT units outside Producer’s lease battery, but close enough to tanks to maintain proper pump suction pressure for operation.

(c)Producer’s Facilities at each Central Production Facility shall be electrically isolated from Carrier’s Facilities by an insulating flange kit (“Insulating Flange”) to be installed by Carrier at Producer’s Crude Oil outlet flange of each lease tank battery and at Producer’s inlet flange of Carrier’s connection of the Non-Conforming Crude Oil return line of each LACT unit, both located at the outside of the lease tank battery containment wall in compliance with the Measurement Specifications.

(d)Upon reasonable request, each Party will provide or make available flow data and data on valve status, pressure and temperature to the other Party at no charge.  Each Party acknowledges and agrees that (i) all such data and information generated or received in connection with this subsection (collectively, “Requested Confidential Information”) is proprietary and confidential business information that is owned by each respective Party or its subsidiaries, Affiliates, members, or partners, and (ii) neither Party nor any of its subsidiaries, Affiliates, members, partners or any employees thereof shall disclose or distribute any such Requested Confidential Information to any person or entity without the prior written consent of the non-disclosing Party, except where such disclosure is mandated by applicable law, rule, regulation or any court order or directive.

(e)Carrier shall be granted a limited, personal, non-exclusive right to access Producer’s Crude Oil tanks, tank level instrumentation, pipeline and valves on an as-needed basis at each Central Production Facility and along the easement upon which the applicable portion of the connection to related facilities are located.  Such right of access is strictly limited to the construction, installation, commissioning, maintenance, operation, testing, witnessing and removal of the facilities related to this Agreement.  Carrier will be solely responsible for any damages caused or sustained as a result of Carrier’s exercise of such access and will indemnify, defend and hold Producer, its Affiliates and each of their respective owners, directors, managers, officers, employees and agents (“Producer Indemnified Parties”) harmless for any such damage pursuant to Section 12.2 of this Agreement.

4.2Agreement for Grant and Assignment of Easements to Carrier. To the extent that Producer or any of its Affiliates now or hereafter owns any real property rights covering, or located within, the Dedication Area, whether derived from a Lease, easement, right-of-way, surface use agreement, permit, governmental agency order, regulation, statute, or otherwise, and to the extent Producer and/or its Affiliates have the right to do so, Producer hereby GRANTS, ASSIGNS and CONVEYS to Carrier (and Producer covenants and agrees that it shall cause its Affiliates to grant, assign and convey to Carrier), in each case, without warranty of title or other representation of any kind, either express or implied, a non-exclusive easement in the Leases and such other real property interests (but only for so long as the lands on which such easement is granted and assigned relate to real property rights that are not released from this Agreement as provided herein, and in no case, after the Term hereof), for the limited purposes of the performance of Carrier’s obligations under this Agreement with respect to the gathering and transportation of Committed Crude Oil and the reasonable exercise of Carrier’s rights under this Agreement, which shall include the installing, inspecting, repairing, operating, replacing, and/or removing of pipes, meters, lines, and other equipment used or useful in the performance of this Agreement with respect to the gathering and transportation of Committed Crude Oil.  Any property of Carrier placed in, upon or under any of the lands burdened by such easement shall remain the property of Carrier.  Carrier agrees to, and shall release, indemnify, defend and hold the Producer Indemnified Parties harmless from and against any and all suits, actions, causes of action, claims and demands arising from or out of any adverse claims made by any Person for any loss, liability, damage, including death and damage to property, cost or expense (including fees and expenses of counsel, accountants, consultants and experts), in each case to the extent related to, caused by or arising out of Carrier’s ownership and use of the rights transferred under this Section 4.2, except to the extent such claim or damage results from the gross negligence or willful misconduct of Producer, its employees, agents or representatives. Notwithstanding anything herein to the contrary, Carrier covenants that at all times during the Term of this Agreement, that it shall keep the Leases, Wells, real property interests, surface rights, easements, rights-of-way, surface use agreements, permits and similar interests owned by Producer and relating to the Dedicated Area free and clear of all liens, encumbrances, and adverse claims of any kind, arising by, through or under Carrier, but not otherwise, save and except the burdens and encumbrances set forth in ARTICLE II and this Section 4.2.

4.3Agreement for Grant and Assignment of Easements to Producer. To the extent that Carrier or any of its Affiliates now or hereafter owns any real property rights covering, or located within, the Dedication Area, whether derived from a fee interest, lease, easement, right-of-way, surface use agreement, permit, governmental agency order, regulation, statute, or otherwise, and to the extent Carrier and/or its Affiliates have the right to do so, Carrier hereby GRANTS, ASSIGNS and CONVEYS to Producer (and Carrier covenants and agrees that it shall cause its Affiliates to grant, assign and convey to Producer), in each case, without warranty of title or other representation of any kind, either express or implied, a non-exclusive easement in such real property interests (but only for so long as the lands on which such easement is granted and assigned relate to real property rights that are not released from this Agreement as provided herein, and in no case, after the Term hereof), for the limited purposes of the performance of Producer’s obligations under this Agreement and the reasonable exercise of Producer’s rights under this Agreement, which shall include the installing, inspecting, repairing, operating, replacing, and/or removing of pipes, meters, lines, and other equipment used or useful in the performance of this Agreement.  Any property of Producer placed in, upon or under any of the lands burdened by such easement shall remain the property of Producer.  Producer agrees to, and shall release, indemnify, defend and hold Carrier, its Affiliates and each of their respective owners, directors, managers, officers, employees and agents (“Carrier Indemnified Parties”) harmless from and against any and all suits, actions, causes of action, claims and demands arising from or out of any adverse claims made by any Person for any loss, liability, damage, including death and damage to property, cost or expense (including fees and expenses of counsel, accountants, consultants and experts), in each case to the extent related to, caused by or arising out of Producer’s ownership and use of the rights transferred under this Section 4.3, except to the extent such claim or damage results from the gross negligence or willful misconduct of Carrier, its employees, agents or representatives. Notwithstanding anything herein to the contrary, Producer covenants that at all times during the Term of this Agreement, that it shall keep the real property interests, surface rights, easements, rights-of-way, surface use agreements, permits and similar interests owned by Carrier and relating to the Dedicated Area free and clear of all liens, encumbrances, and adverse claims of any kind, arising by, through or under Producer, but not otherwise, save and except the burdens and encumbrances set forth in ARTICLE II and this Section 4.3.

4.4Emergency Shut-In. Either Party shall have the right to shut-in a Receipt Point at any time a Party reasonably deems it appropriate to do so in order to protect persons or property or the common stream or to prevent or reduce an environmental risk.  The Party shutting-in a Receipt point shall use reasonable efforts to give the other Party at least 24-hour advance written notice of a shutdown, except in the case of an emergency when either Party may shut down immediately.  In no event shall the Party shutting-in the Receipt Point be liable to the other Party for any cost or damage incurred as a result of any such shut-in that was based on a Party’s reasonable determination.  The affected Receipt Point shall be reactivated as soon as any risks to persons, property, or the environment are remedied.

ARTICLE V
MEASUREMENT AND CRUDE OIL QUALITY

5.1LACT Unit.  Measurement of all Crude Oil quantities at each Receipt Point shall be made via Carrier’s LACT units, which will be maintained and operated by Carrier and Carrier shall utilize applicable standards specified in Plains Pipeline, L.P.’s measurement policies, or to the extent that Plains Pipeline L.P.’s measurement policies do not address an issue, then the latest edition of the Manual of Petroleum Measurement Standards ("MPMS") as published by the API shall apply.  Producer’s LACTs and truck LACTs shall be maintained and operated by Producer.  Sampling and calibration of Carrier’s LACT Units will be performed in accordance with the following schedule and criteria:

(a)Sampling will be performed monthly at all Receipt Points.

(b)Sampling will be performed monthly at all Delivery Points.

(c)Calibration of all Receipt Point meters will be performed monthly.

(d)Calibration of all Delivery Point meters will be performed monthly.

(e)Carrier shall use reasonable efforts to provide no less than seven (7) Days advance notice to Producer of all meter-proving activities and shall permit Producer, or Producer’s representative, to witness such meter proving activities.

(f)Producer or its Designated Producer shall use reasonable efforts to provide no less than seven (7) Days advance notice to Carrier of all truck LACT or Producer LACT meter-proving and shall permit Carrier or its representative to witness such meter proving activities.

5.2Measurement Data. Carrier shall provide Producer, at no cost to Producer, a port to receive all measurement data generated at each individual Receipt Point and Delivery Point and Carrier will utilize this data to manage the nomination, allocation and billing procedures related to Carrier’s services provided hereunder. In addition, all data collected in Carrier’s SCADA system shall be made available to Producer in electronic form on a continuous, real-time basis.

(a)Carrier will provide direct electronic access to communications port(s) on Carrier’s EFMs to obtain real time and audit trail data (thirty-five (35) Day hourly average measurement data, alarms, and events).

(b)If Producer is unable to obtain historical measurement data from any meter, Carrier will provide such data in electronic format.

(c)Carrier and Producer will mutually agree upon a reporting method for volumes of vertical well Crude Oil.

(d)Carrier shall install a SCADA system to collect and monitor Central Battery LACT and tank level data.  All data collected will be made available to Producer via direct electronic access.

5.3Quality Specifications.  The Committed Crude Oil delivered at the Receipt Points, considered in the aggregate, shall meet the quality specifications, as well as the other terms, rules and regulations of the applicable Plains Pipeline, L.P. tariff for the Z285, Texas delivery point, as amended and effective at the time of delivery to Carrier.  The Crude Oil at any individual lease battery shall meet the Reid Vapor Pressure, API Gravity, and all other specifications as listed in Item No. 20 “Specification As To Quality Received” in the document Plains Pipeline, L.P.  Tariff O.C.C. No. 3.11.0 “Containing Rules and Regulations Governing the Intrastate Transportation of Crude Petroleum” dated October 1, 2015.

ARTICLE VI
TARIFFS

6.1Tariff. Producer acknowledges that Carrier is required to maintain on file with the Texas Railroad Commission (“TRRC”) generally applicable tariffs that establish rates, rules and regulations applicable to the transportation service that Carrier provides through Carrier’s Facilities (the “Tariffs”). The Parties agree that the Tariffs, as they may be supplemented or superseded from time to time, govern the transportation service to be provided hereunder and shall establish the rights, duties, liabilities and obligations of the Parties with respect to the receipt, movement, and delivery of crude oil.

6.2FERC Regulation. This Agreement is subject to all valid present and future laws, regulations, rules and orders of governmental authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.  It is the intent of the Parties that Carrier provide to Producer the services set forth in this Agreement on a negotiated contract basis only and the Parties hereby agree that, in the event that (i) Carrier’s facilities, or any part thereof, become subject to regulation by the Federal Energy Regulatory Commission, or any successor agency thereto (“FERC”), or any other governmental body or agency of the rates, terms and conditions for the services set forth in this Agreement, (ii) Carrier becomes obligated by FERC or any other governmental body or agency to provide gathering services on a common carrier, nondiscriminatory basis as a result of Carrier’s execution, performance or continued performance of this Agreement or (iii) FERC or any other governmental body or agency seeks to modify any term or conditions of this Agreement, then: (a) to the maximum extent permitted by law, it is the intent of the Parties that the rates and terms and conditions established by the FERC or governmental body or agency having jurisdiction shall not alter the terms and conditions set forth in this Agreement, and the Parties agree to vigorously defend and support in good faith the enforceability of the terms and conditions of this Agreement; (b) in the event that FERC or the governmental body or agency having jurisdiction modifies the terms and conditions set forth in this Agreement, the Parties hereby agree to enter into such amendments to this Agreement and or enter into a separate arrangement in order to give effect, to the greatest extent possible, to the terms and conditions set forth herein; and (c) in the event that the Parties are not successful in accomplishing the objectives set forth in (a) or (b) above such that the Parties are in substantially the same economic position as they were prior to any such regulation, then either Party may terminate this Agreement effective one (1) Day prior to the effective date of such governmental action by providing prompt, written notice to the other Party.

ARTICLE VII
FEES AND DEDUCTIONS

7.1Joint Tariff Fee.  During the first five (5) years following the Effective Date of this Agreement, Carrier shall charge, or cause to be charged, Producer or Designated Producer, as applicable, a Joint Tariff Fee equal to two dollars and twenty-five cents ($2.25) for each barrel of Committed Crude Oil delivered into Carrier’s System at the Receipt Point(s).  In the event PPLP fails, for any reason, to honor the Joint Tariff, then Producer and Carrier agree to work together in an attempt to (i) cause PPLP to honor the Joint Tariff or (ii) find other mutually agreeable connections with pipelines downstream of Carrier’s Facilities at which point only Carrier’s Gathering Fee would, as adjusted, would then be in effect.

7.2Joint Tariff Fee Adjustments.   Beginning in 2017, the Joint Tariff Fee shall be adjusted annually, on July 1st, by the methodology set out in Section 342.3 of the FERC’s regulations (18 C.F.R. § 342.3).  The Fees may increase and decrease, however, in no event shall the Gathering Fee be less than two dollars and twenty-five cents ($2.25).

7.3Gathering Fee.  Beginning the sixth (6th) year following the Effective Date of this Agreement, and continuing for the remaining term of this Agreement, and at any point when the Joint Tariff is not in effect under the terms of this Agreement, Carrier shall charge Producer or Designated Producer, as applicable, a Gathering Fee equal to an adjusted seventy-seven and one half cents ($0.775) for each barrel of Committed Crude Oil delivered into Carrier’s System at the Receipt Point(s).  The Gathering Fee shall be adjusted each year beginning in 2017 as set forth in Section 7.4 below (for example: assuming that the FERC Index provided for a 2% upward adjustment each year during the first 5 years of this Agreement, then the effective Gathering Fee beginning in the sixth year of this Agreement would be $0.856 per barrel) for transportation services from the CPFs to Carrier’s interconnect facilities with PPLP at PPLP’s Z285 Station located in Reeves County, Texas.

7.4Truck Loading Fee.  Carrier shall charge a Truck Loading Fee of twelve cents ($0.12) for each barrel loaded or unloaded from Carrier’s Central Oil Storage Facility onto trucks.

7.5Gathering Fee Adjustments.   Beginning in 2017, the Gathering Fee shall be adjusted annually, on July 1st, by the methodology set out in Section 342.3 of the FERC’s regulations (18 C.F.R. § 342.3; referred herein to as the “FERC Index”).  The Fees may increase and decrease, however, in no event shall the Gathering Fee be less than seventy-seven and one half cents ($0.775).

7.6Deductions.  A total deduction of two tenths of one percent (0.2%) will be made to cover evaporation, interface losses and other normal losses during all transportation, storage and blending of Committed Crude Oil and Vertical Well Crude Oil that complies with the quality specifications of the downstream pipelines from the Receipt Point(s) and the Central Storage Facility truck receipt point to the Delivery Point(s) (hereinafter referred to as the “Deduction”).

ARTICLE VIII
LINE FILL

8.1Producer, or the Designated Producer, shall provide Producer’s proportionate share of the necessary quantity of Crude Oil to establish initial Line Fill for Carrier’s facilities.  Such Line Fill quantity shall be credited to Producer’s account and redelivered at the conclusion of this Agreement unless mutually extended by the Parties.  Carrier shall not assess any Fee for Line Fill until Carrier redelivers such Line Fill at the conclusion of services hereunder to the Delivery Point(s).

ARTICLE IX
STATEMENTS, BILLINGS AND PAYMENTS

9.1Statements.  On or before the twenty-fifth (25th) Day of each Month, Carrier shall deliver to Producer a statement or invoice for the Crude Oil delivered during the preceding Month showing the quantity of Crude Oil delivered and the associated Fees and Deduction and any other information reasonably requested by Producer.  If the actual quantity delivered is not available, the statement will be prepared based upon estimates.  Carrier shall make appropriate adjustments to reflect the actual quantity delivered on the following Month’s statement or as soon thereafter as actual delivery information for the Month during which estimates have been made is available.

9.2Payment Method.  Producer shall pay by wire transfer, check or ACH transfer to the account or remittance address set forth herein or according to the instructions set forth in the applicable statement or invoice, the full amount payable according to such statement no later than the thirtieth (30th) Day of the Month following the Month of delivery of the Crude Oil.

9.3Taxes.  Producer shall pay all severance, production, processing, excise or similar taxes imposed or levied by the state or any other governmental entity on the Crude Oil gathered hereunder, if any, and Producer shall remit such tax to the applicable governmental entity.  Producer further agrees to reimburse Carrier upon invoice for the full amount of any taxes or charges levied, assessed or fixed by any municipal or governmental authority against Carrier or its business in connection with or attributable to the volumes, value or gross receipts from the movement of the Crude Oil received from Producer hereunder or against such Crude Oil itself or the act, right or privilege of ownership, production, severance, handling, transmission, compression, treating, distribution, sale, delivery or redelivery of such Crude Oil, whether such tax or charge is based upon the volume, value or gross receipts from the gathering of such Crude Oil or upon some other basis.

9.4Delinquent Payments. If Producer is delinquent in any undisputed payments hereunder, Carrier may, upon thirty (30) Days written notice, suspend service under this Agreement until all outstanding amounts are paid in full. Carrier shall have no liability to Producer for any such suspension of service under this Section 9.4.

9.5Examination of Books and Records.  Each Party hereto, or its representative, has the right at all reasonable times to examine the books and records of the other Party, in the offices of the other Party during its normal business hours, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made hereunder.  Statements shall be final as to both Parties unless questioned within two (2) years after the payment due date thereof, except in the case of fraud or willful misconduct.  If Producer contracts with a Designated Producer, then, in addition to Producer, the Designated Producer shall have the rights set forth in this paragraph.

ARTICLE X
PRORATIONING

10.1Carrier shall maintain a prorationing policy in accordance with the current policy contained in Carrier’s TRRC Tariff, including any supplements thereto or reissues thereof.  Upon Producer’s request, Carrier shall provide Producer with a copy of such current policy.

ARTICLE XI
TERM

11.1Subject to the remaining provisions hereof, this Agreement shall continue in effect until July 31, 2031 (“Primary Term”) unless earlier terminated pursuant to the provisions hereof. Following the Primary Term, this Agreement shall continue in effect on a year to year basis thereafter unless terminated by either Party providing at least ninety (90) days’ written notice prior to the expiration of the Primary Term or any subsequent year thereafter, unless earlier terminated pursuant to the provisions hereof.  The period of time during which this Agreement in in force and effect is referred to herein as the “Term”.

ARTICLE XII
WARRANTIES AND INDEMNIFICATION

12.1Warranty of Title.  Producer warrants that it will at the time of delivery of Crude Oil to Carrier under this Agreement have good title to or contractual right to deliver such Crude Oil and that such Crude Oil will be free and clear of all liens, encumbrances, and adverse claims of any kind that have been asserted prior to the time of delivery.  If any claim is made on the title of the Committed Crude Oil, Carrier has the right to suspend receipt or deliveries of Committed Crude Oil but only to the extent to which title is in issue and only until such issue is finally resolved to the reasonable satisfaction of Carrier.

12.2Indemnification by Producer.  PRODUCER COVENANTS THAT IT WILL RELEASE, DEFEND, INDEMNIFY AND SAVE THE CARRIER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, AND DEMANDS ARISING FROM OR OUT OF ANY ADVERSE CLAIMS MADE BY ANY THIRD PARTY OR BY PRODUCER FOR ANY LOSS, DAMAGE, COST OR EXPENSE RELATING TO, CAUSED BY, OR ARISING OUT OF:  (i) PRODUCER’S OPERATION OF THE PRODUCER FACILITIES, (ii) THE OWNERSHIP OF OR ANY INTEREST IN THE CRUDE OIL TENDERED FOR SERVICES CONTEMPLATED HEREUNDER, (iii) THE QUALITY (OR LACK THEREOF) OF THE COMMITTED CRUDE OIL DELIVERED HEREUNDER, (iv) THE BREACH BY PRODUCER OF ANY REPRESENTATION OR WARRANTY MADE BY PRODUCER HEREUNDER, AND (v) THE LOSS OF OR DAMAGE TO COMMITTED CRUDE OIL DELIVERED HEREUNDER FOR REASONS OTHER THAN THE WILLFUL MISCONDUCT OR NEGLIGENCE OF CARRIER BEFORE CARRIER’S RECEIPT OF SUCH COMMITTED CRUDE OIL AND AFTER CARRIER’S DELIVERY OF SUCH COMMITTED CRUDE OIL TO PRODUCER OR ITS DESIGNEE.

12.3Indemnification by Carrier.  CARRIER COVENANTS THAT IT WILL RELEASE, DEFEND, INDEMNIFY, AND SAVE THE PRODUCER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, AND DEMANDS ARISING FROM OR OUT OF ANY ADVERSE CLAIMS MADE BY ANY THIRD PARTY OR BY CARRIER FOR ANY LOSS, DAMAGE, COST, OR EXPENSE RELATING TO, CAUSED BY, OR ARISING OUT OF (i) CARRIER’S OPERATION OF CARRIER’S FACILITIES, (ii) THE BREACH BY CARRIER OF ANY REPRESENTATION OR WARRANTY MADE BY CARRIER HEREUNDER, AND (iii) THE LOSS OF OR DAMAGE TO THE COMMITTED CRUDE OIL DELIVERED HEREUNDER FOR REASONS OTHER THAN THE WILLFUL MISCONDUCT OR NEGLIGENCE OF PRODUCER AFTER CARRIER’S RECEIPT OF SUCH COMMITTED CRUDE OIL AND BEFORE CARRIER’S DELIVERY OF SUCH COMMITTED CRUDE OIL TO PRODUCER OR ITS DESIGNEE.

12.4Limitation of Liability.  FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, THE LIABILITY OF THE BREACHING PARTY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER DAMAGES OR REMEDIES ARE HEREBY WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LIABILITY OF THE BREACHING PARTY SHALL BE LIMITED TO DIRECT DAMAGES ONLY (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES) AND ALL OTHER DAMAGES AND REMEDIES ARE WAIVED. In no event WILL EITHER PARTY BE liable to THE OTHER PARTY for EXEMPLARY OR PUNITIVE DAMAGES OR any special, indirect, incidental, or consequential damages of any character, including without limitation, loss of use, lost profits or revenues, cost of capital, cancellation of permits, unabsorbed transportation or storage charges, termination of contracts (OTHER THAN THIS AGREEMENT), tort or contract claims (other than contract claims arising out of an agreement between CARRIER and Producer), OR lost production, irrespective of whether claims for such damages are based upon contract, warranty, negligence, strict liability or otherwise.

ARTICLE XIII
POSSESSION AND CONTROL

13.1Producer shall be deemed to be in control and in possession of the Crude Oil prior to such Crude Oil being received by Carrier at the Receipt Points and shall be responsible for any damages, losses or injuries to such Crude Oil until the same shall have been received by Carrier, except for injuries and damages which have been occasioned solely and proximately by the willful misconduct or negligence of Carrier or its designee.  Carrier shall be in control and in possession of the Crude Oil subsequent to such Crude Oil being received by Carrier and shall be responsible for any damages or injuries to such Crude Oil until the same shall have been redelivered by Carrier pursuant to this Agreement, except for injuries and damages that have been occasioned solely and proximately by the willful misconduct or negligence of Producer or its designee.

13.2Title to the Crude Oil shall remain with and shall vest in Producer or Producer’s Designated Shipper; provided, however, that title to Crude Oil that is retained as a Deduction in accordance with Section 7.3 herein, will transfer to and shall vest in Carrier as it is retained.

ARTICLE XIV
FORCE MAJEURE

14.1Except as otherwise provided herein, if either Carrier or Producer is rendered unable, wholly or in part, by Force Majeure, to perform or comply with any obligation or condition of this Agreement, such obligation or condition will be suspended during the continuance of the inability so caused and such Party will be relieved of liability and will suffer no prejudice for failure to perform the same during such period; provided, however, the obligation to make payments then due hereunder will not be suspended and the cause for suspension (other than strikes or lockouts) shall be remedied so far as possible with reasonable dispatch. The Party suffering a condition of Force Majeure shall give notice and reasonably full particulars to the other Party as soon as reasonably possible upon the occurrence of such event.  Settlement of strikes and lockouts are wholly within the discretion of the Party having the difficulty.  Notwithstanding anything to the contrary in this Agreement, if a condition of Force Majeure prevents either Party, wholly or in part, from performing or complying with any obligation or condition of this Agreement for a period of six (6) Months, then all Committed Crude Oil affected by the condition of Force Majeure shall be Permanently Released from this Agreement. Carrier hereby agrees to execute and deliver to Producer an instrument evidencing such Permanent Release, which Producer may record in the county records of the county or counties where the affected Leases and Wells are located.  The term “Force Majeure” includes, without limitation, the following:  acts of God and the public enemy; the elements or threats thereof; fire, accidents, or breakdowns; strikes and any other industrial, civil, or public disturbance; loss of electrical power supply; failure of pipelines upstream or downstream of Carrier’s Facilities to install facilities or to take or transport Crude Oil; accidents; inability to obtain rights-of-way, easements or property rights for the construction or operation of any necessary facilities hereunder on a commercially reasonable basis; any act or omission by parties not controlled by the Party having the difficulty (and for which the Party having the difficulty is not reasonably able to obtain substitute performance or to make alternative arrangements); and any laws, order, rules, regulations, acts or restraints of any government or governmental body or authority, civil or military; and any other cause, whether of the kind herein enumerated or not, that is not reasonably within the control of the Party affected (and for which the Party having the difficulty is not reasonably able to obtain substitute performance or to make alternative arrangements).  Notwithstanding the foregoing, general changes in industry or economic conditions or changes resulting from a change in commodity prices shall not constitute a condition of Force Majeure.

ARTICLE XV
NOTICES & PAYMENTS

16.1Except as otherwise provided, any notice provided or permitted to be given under this Agreement (including any request for consent or approval, or response thereto) shall be in writing, and may be served by personal delivery, by electronic mail or by Federal Express or another reputable overnight courier service, addressed to the Party to be notified.  If there is any dispute regarding the actual receipt of notice, the Party giving such notice shall bear the burden of providing reasonably satisfactory evidence of such delivery and receipt.  For the purpose of the foregoing, automated electronic confirmation of receipt shall be satisfactory evidence of receipt of electronic mail notice.  Notices shall be deemed to have been given and received upon receipt at the addresses specified below.  Each Party shall have the right, upon giving five (5) Days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

Carrier:	Notices:

Caprock Permian Crude LLC
5810 Wilson Road, Suite 100
Humble, Texas 77396
Attn: Contract Administration
Phone: (832) 914-1670
Fax: (832) 914-1672

Payments: Wire Transfer or ACH
Comerica Bank
Houston, TX
ABA# 111000753
Account # 1881792400
Account name: Caprock Midstream LLC

Payments: Check
Caprock Permian Crude LLC
5810 Wilson Road, Suite 100
Humble, Texas 77396

Producer:	Notices:

Resolute Natural Resources Southwest, LLC
1700 Lincoln Street, Suite 2800
Denver, CO 80203
Attn: Michael Stefanoudakis
Phone: 303-534-4600
Fax: 303-623-3628

Payments: Wire Transfer

US Bank
Denver, CO
ABA#: 102 000 021
Acct #: 1036 9023 3038
Acct Name: Resolute Energy Corporation

ARTICLE XVI
MISCELLANEOUS

16.1Regulatory Bodies.  This Agreement shall be subject to all valid applicable federal, state and local laws, rules and regulations of any governmental body or official having jurisdiction.  All Parties hereto shall be entitled to treat all laws, orders, rules and regulations issued by any federal, state or local regulatory body as valid and may act in accordance therewith until such time as the same may be invalidated by final unappealable judgment in a court of competent jurisdiction.

16.2Modification.  Any modification of terms or amendment of provisions of this Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) shall become effective only by supplemental written agreement between the Parties signed by an authorized representative of each Party.

16.3Waiver.  No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by each Party hereto.  No waiver by either Party of any default of the other Party under this Agreement shall operate as a waiver of any future default, whether of a like or different character.

16.4Default.  Carrier shall not be required to receive Crude Oil or deliver Crude Oil if Producer fails to comply with any or all material terms of this Agreement.  Producer shall not be required to deliver Crude Oil to Carrier if Carrier fails to comply with any or all material terms of this Agreement.  Prior to suspending service under this Section 16.4, the non-breaching Party must provide the other Party with at least thirty (30) Days written notice of its intent to suspend service, except in cases of emergency or reasonably threatened environmental, health, or safety concerns, in which case as much written notice as the circumstances will allow must be given.  The defaulting Party will have thirty (30) Days after its receipt of written notice in which to cure the alleged default or to undertake the activities necessary to correct the default if the same cannot be completed within the thirty (30) Day period; provided, however, that such thirty (30) Day period shall not extend any of the time periods in Section 2.3, Section 3.2 or Section 14.1.

16.5Governing Law.  This Agreement shall be governed and construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction.  With respect to any suit, action or proceeding arising out of or relating to this Agreement, each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any Texas state court sitting in Midland County, Texas, or the United States District Court for the Western District of Texas and any appellate court from any thereof, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such state court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding  in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party knowingly, voluntarily, and intentionally waives its right to trial by jury in any proceeding arising out of or relating to this Agreement, whether sounding in contract, tort, or otherwise.

16.6Succession and Assignment.  This Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement without the consent of the other Party to any Affiliate of the assigning Party, or in connection with the sale or other transfer of (i) any Leases or Wells by Producer, or (ii) Carrier’s Facilities by Carrier, and provided, further, that any assignment of this Agreement shall extend to and be binding on the Parties, their successors and assigns, including, without limitation, any subsequent assignees of Producer’s interests in the Leases and Wells and the Committed Crude Oil or any subsequent assignees of Carrier’s Facilities. Without limiting the foregoing, Producer shall not assign any of its interests in the Leases and Wells and the Committed Crude Oil unless the assignee (or assignees) executes a joinder to this Agreement by which such assignee (or assignees) expressly assumes the rights, obligations and liabilities of the assignor under this Agreement and that no transfer or succession to the interest of Producer hereunder, wholly or partially, shall affect or bind Carrier until the first of the month following the date Carrier has received a copy of the recorded transfer document or other proof satisfactory to Carrier that the claimant is legally entitled to such interest. Similarly without limiting the foregoing, Carrier shall not assign any of its interests in Carrier’s Facilities unless the assignee (or assignees) executes a joinder to this Agreement by which such assignee (or assignees) expressly assumes the rights, obligations and liabilities of the assignor under this Agreement and that no transfer or succession to the interest of Carrier hereunder, wholly or partially, shall affect or bind Producer until the first of the month following the date Producer has received a copy of the recorded transfer document or other proof satisfactory to Producer that the claimant is legally entitled to such interest.  Notwithstanding anything in this Section 16.6 to the contrary, this Agreement shall not be binding on any Leases and Wells within the Dedication Area, or the Crude Oil produced therefrom, owned or later acquired by any successor or assign of Producer not otherwise bound by the terms of this Agreement, unless such successor or assign, on one hand, and Carrier, on the other hand, in their respective sole discretion, execute and deliver a joinder of this Agreement as to any such existing or after-acquired Leases and Wells within the Dedication Area, and the Crude Oil produced therefrom that were not otherwise subject to and burdened by the terms hereof prior to the acquisition of such Leases, Wells and Crude Oil by such successor or assign.

16.7Disconnect.  If this Agreement terminates for any reason whatsoever, or if Producer is granted a Permanent Release as to all or any portion of the Committed Crude Oil, (i) Producer hereby consents to and agrees that Carrier may disconnect Carrier’s Facilities from Producer’s Facilities at the affected Receipt Point(s) and (ii) Carrier hereby consents to and agrees that Producer may disconnect Producer’s Facilities from Carrier’s Facilities at the affected Receipt Points.  “Disconnect” for the purposes of this paragraph means to remove metering facilities, pipelines and any other interconnection facilities through which such released Crude Oil was delivered under this Agreement.  This consent and agreement by Producer in this paragraph applies to both Carrier and any third party employed by Carrier to provide services hereunder, without distinction, and is intended in all respects to satisfy the requirements of any local, state or federal governmental agency having jurisdiction over such matters.

16.8Insurance.  During the Term, the Parties shall maintain insurance for the coverages and amounts as set forth on Exhibit “D”, which policies of each Party shall name the other Party as an additional insured thereunder, and otherwise meet the requirements set forth on Exhibit “D”.

16.9Controlling Agreement.  This Agreement replaces and supersedes all prior agreements regarding crude oil gathering between Carrier and its Affiliates, and Producer and its Affiliates, relating to the Lease(s), Well(s) or Committed Crude Oil, which prior Agreements are terminated effective as the effective date of this Agreement.  Furthermore, to the extent of a conflict between this Agreement and the Carrier Tariff, the terms of this Agreement shall control; provided that if there is a conflict between this Agreement and applicable law as it applies to the Carrier Tariff, then applicable law shall control.  The provisions of Section 11.02(b) of the Purchase and Sale Agreement dated as of July 7, 2016 between the Producer and Carrier’s affiliate are incorporated herein by reference and the Parties agree that such provisions shall apply to the terms of this Agreement.  Any breach by Carrier’s affiliate under the Amended and Restated Earn-Out Agreement dated as of the date of this Agreement, between the parties shall constitute a breach by Carrier under this Agreement, for all purposes hereof.

16.10Confidentiality.  Throughout  the Term, each Party shall hold, and cause their Affiliates and their respective officers, agents and representatives to hold, in confidence any and all information, whether written or oral, concerning the terms, conditions, and obligations of this Agreement, and any information relating to geological, geophysical, land and engineering data, core samples, maps, financial models, returns, references and interpretations furnished by Producer to Carrier (collectively “Confidential Information”), except to the extent that (a) the disclosing Party can show that such Confidential Information (i) is or becomes part of the public domain by publication or otherwise, except by breach of this Article XV.11 by such disclosing Party; or (ii) is lawfully acquired by the disclosing Party, any of its Affiliates or their respective officers, agents or representatives from and after the date of execution of this Agreement from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation, or (b) such disclosure is (i) to the existing or prospective lenders, financing sources, or financial advisors of Producer, or (ii) pursuant to a potential sale of all or any portion of the Leases, Wells or Subsequent Wells by Producer, and in each case, any third party to whom such Confidential Information is disclosed has agreed in writing to maintain the confidentiality of such Confidential Information, or (c) the disclosing Party or any of its respective Affiliates or their respective representatives are required by any applicable legal requirement, securities laws or stock exchange rules to disclose any such Confidential Information.  If either Party or any of its respective Affiliates or their respective representatives are compelled to disclose any such Confidential Information by legal requirements, the disclosing Party shall promptly notify the other Party’s representative in writing and shall disclose only that portion of such Confidential Information which the disclosing Party is advised by its counsel is legally required to be disclosed, provided that the disclosing Party shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding anything to the contrary herein, in no event shall a Party who has received Confidential Information from the other Party, or its respective Affiliates, use such Confidential Information for any purpose other than the performance of such receiving Party’s rights and obligations hereunder.

16.11Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

16.12Severability.  The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.

16.13Expenses.  Except as otherwise expressly stated in this Agreement, each party hereto shall be solely responsible for all expenses incurred by it in connection with these transactions (including fees and expenses of its own counsel, accountants and consultants).

16.14Non-Solicitation.  For the Term of this Agreement and for a period of two (2) years after the termination of this Agreement, neither Producer, on the one hand, nor Carrier, on the other hand, shall, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit, employ or otherwise engage as an employee or independent contractor any person who is an employee or independent contractor of Producer, Carrier, or their respective Affiliates, as applicable, except pursuant to (a) a mutual agreement between the applicable Parties or (b) a general solicitation which is not directed specifically to any such employees or independent contractors.  The restriction set forth in this Section 16.14 shall not apply to any employee or independent contractor of a Party, or their respective Affiliates, as applicable, (i) who was terminated by such Party or such Affiliate, or (ii) whose employment or engagement ended more than twelve (12) months prior to the date of solicitation, employment or engagement by a Party hereto.

16.15Third-Party Beneficiaries.  Except as expressly set forth in ARTICLE XII, nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any other indemnified party pursuant to ARTICLE XII).

16.16Memorandum. The Parties shall execute, acknowledge, deliver, and record a mutually agreeable “short form” memorandum of this Agreement in the form attached as Exhibit ”E” (the “Memorandum of Crude Oil Gathering Agreement”) which shall be placed of record in the counties comprising the Dedication Area.

16.17Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement, including, without limitation, executing supplements to (i) this Agreement to provide for the present dedication and commitment of any Leases and/or Wells hereafter acquired in accordance with this Agreement, and (ii) the Memorandum of Crude Oil Gathering Agreement to provide notice to third parties of such dedication and commitment of such Leases and/or Wells hereafter acquired.

16.18Counterparts; Exhibits.  This Agreement may be executed in one or more counterparts (delivery of which may be made electronically or by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

16.19Right of First Offer.  For a period beginning on the Effective Date and ending on July 31, 2019 (the “ROFO Period”), Carrier shall provide prompt advance written notice (a “Sale Event Notice”) to Producer of its intent to enter into a transaction constituting a Sale Event (as defined below), which Sale Event Notice shall include, to the extent available, the nature of the transaction, the assets to be included in such transaction, any written offer received by Carrier from a potential purchaser, and the price and other terms and conditions of such proposed transaction (if any).  For a period of thirty (30) days after the Sale Event Notice, Producer may submit a bona fide non-binding indication of interest (the “Producer Indication”) to acquire (i) Carrier’s Facilities or the portion thereof that is the subject of the Sale Event Notice (the “ROFO Assets”).  If Carrier determines in good faith that the Producer Indication presents an acceptable basis for negotiating a definitive agreement, the Parties shall negotiate in good faith for a period of not less than sixty (60) days the terms of a definitive agreement.  If Carrier determines in good faith that the Producer Indication does not present an acceptable basis for negotiating a definitive agreement, Carrier shall be entitled for a period of one hundred and eighty (180) days from the expiration of the thirty (30) day offer period to enter into a definitive agreement and consummate a Sale Event with a third party, provided that the purchase price paid by such third party for the ROFO Assets shall be at least five percent (5%) higher than the price set forth in the Producer Indication.  If Carrier does not conclude any such Sale Event to a third party within such 180 day period, Carrier shall thereafter be obligated to repeat the process described in this Section 16.19 before again pursuing a Sale Event.  A “Sale Event” shall mean (i) the sale, disposition or other transfer (either directly or indirectly, in a single transaction or series of related transactions, or otherwise) to a third party of more than 50% of the combined voting power of the outstanding equity of either Buyer, Caprock Permian Crude LLC, Caprock Permian Holdings LLC, Caprock Midstream Holdings and/or Caprock Parent, whether by means of a merger, consolidation or sale of equity interests, or otherwise; (ii) the sale, disposition or other transfer (either directly or indirectly, in a single transaction or series of related transactions, or otherwise) of any material portion of the ROFO Assets, whether by means of a merger, consolidation, sale of equity interests in excess of 50% of the equity interest of either Buyer, Caprock Permian Crude LLC, Caprock Permian Holdings LLC, Caprock Midstream Holdings and/or Caprock Parent, sale of assets, or otherwise; or (iii) the transfer or disposition, whether voluntary or involuntary, by operation of law, of a material part of the ROFO Assets as the result of bankruptcy or similar process; provided, that a “Sale Event” shall not include a transfer of equity interests or assets to an Affiliate of the foregoing entities, so long as such transferee executes a joinder to this Agreement agreeing to be bound by this Section 16.19; and provided, further, in the event of a Sale Event as described in this clause (ii), Producer’ right of first offer shall apply only to that portion of the ROFO Assets that Carrier propose to sell, dispose of or otherwise transfer in such Sale Event, and the remaining assets included in the ROFO Assets shall remain subject to the right of first offer on the terms set forth herein.

16.20Construction.

(a)The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

(b)Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement; (iv) the word “including” means “including, without limitation” and (v) references to $ or dollars means the lawful currency of the United States of America.

[Signature Page(s) to Follow]

This Agreement is executed by the duly authorized representatives of the Parties as of the date shown above.

CARRIER:

CAPROCK PERMIAN CRUDE LLC		RESOLUTE NATURAL RESOURCES SOUTHWEST, LLC

By:	/s/ Michael Forbau	By:	/s/ Richard F. Betz
	Michael Forbau		Richard F. Betz
	President & CEO		Chief Executive Officer